UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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AVIGEN, INC.
(Name of Registrant as Specified in Its Charter)

BIOTECHNOLOGY VALUE FUND, L.P.
BIOTECHNOLOGY VALUE FUND II, L.P.
BVF INVESTMENTS, L.L.C.
INVESTMENT 10, L.L.C.
BVF PARTNERS L.P.
BVF INC.
BVF ACQUISITION LLC
MARK N. LAMPERT
OLEG NODELMAN
MATTHEW D. PERRY
ROBERT M. COPPEDGE

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Biotechnology Value Fund, L.P. (“BVF”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for the removal of the members of the Board of Directors of Avigen, Inc. (“Avigen”), without cause, and for the election of BVF’s slate of director nominees to replace the removed directors at a special meeting of stockholders, scheduled by Avigen at the request of BVF and Biotechnology Value Fund II, L.P. (“BVF2”) to be held on March 27, 2009.

Item 1: On March 20, 2009, BVF issued the following press release:

BVF Acquisition LLC Increases Tender Offer Price for Avigen, Inc. to $1.20 Per Share

Friday March 20, 2009, 8:00 am EDT

Why does Avigen refuse to guarantee $1.20 per share in cash?

NEW YORK, March 20 /PRNewswire/ -- BVF Acquisition LLC (the "Purchaser"), an affiliate of Biotechnology Value Fund L.P. ("BVF"), which has commenced a cash tender offer to purchase all of the outstanding shares of Avigen, Inc. (Nasdaq: AVGN - News; "Avigen"), announced today that it is increasing its cash tender offer price from $1.00 per share to $1.20 per share. The offer is currently scheduled to expire at 6:00 p.m., New York City time, on Friday, April 3, 2009. The key condition to the offer is the election of BVF's nominees.

BVF is offering all stockholders $1.20 per share in cash. Why won't Avigen do the same? Without this protection, how can Avigen be trusted?

BVF has repeatedly called on the Board to guarantee downside protection for stockholders, rather than gambling the remaining stockholder money. This Board has repeatedly refused to commit to proceeding only with a transaction that offers quantifiable downside protection, in cash, of approximately the Company's liquidation value. The MediciNova merger provides for this; why not Avigen directly? The Board's refusal to do so should be cause for great concern and suspicion. For example, is Avigen about to give away millions of dollars in "break-up" fees in a flawed, unprotected merger, with full knowledge that stockholders oppose it? BVF has offered stockholders the option to tender their shares for $1.20 per share in cash or participate with BVF in the future of Avigen. BVF's objective is to protect and maximize its investment in Avigen stock; management's incentive is to maximize salaries and fees, and to trigger their multimillion-dollar "golden parachute" agreements.

To tender your shares and receive $1.20 per share in cash, BVF's nominees must be elected. Importantly, should stockholders fail to remove the current Board and replace them with BVF's stockholder-oriented representatives, the tender offer will expire and no shares will be accepted. Is it possible that Avigen's stock price could fall significantly without the support of the outstanding BVF tender offer?

We urge stockholders to vote the GOLD proxy to remove the current directors and elect BVF's stockholder-oriented nominees. BVF believes its nominees offer the best opportunity for stockholders to protect their investment in Avigen. All stockholders are encouraged to act now to protect their investment and vote the GOLD proxy card today.
MacKenzie Partners, Inc. is the Information Agent for the tender offer and any questions or requests for the Offer to Purchase and related materials with respect to the tender offer or the special meeting may be directed to MacKenzie Partners, Inc.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SHARES. THE SOLICITATION AND THE OFFER TO BUY AVIGEN COMMON STOCK IS ONLY BEING MADE PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS THAT THE PURCHASER HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. STOCKHOLDERS SHOULD READ THESE MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. STOCKHOLDERS ARE ABLE TO OBTAIN THE OFFER TO PURCHASE AND RELATED MATERIALS WITH RESPECT TO THE TENDER OFFER FREE AT THE SEC'S WEBSITE AT WWW.SEC.GOV OR FROM THE PURCHASER BY CONTACTING MACKENZIE PARTNERS, INC. TOLL-FREE AT (800) 322-2885 OR COLLECT AT (212) 929-5500 OR VIA EMAIL AT TENDEROFFER@MACKENZIEPARTNERS.COM.

BVF, together with the other participants, has made a definitive filing with the Securities and Exchange Commission ("SEC") of a proxy statement and accompanying GOLD proxy card to be used to solicit proxies for the removal of the members of the Board of Directors of Avigen, without cause, and for the election of BVF's slate of director nominees to replace the removed directors at a special meeting of stockholders, called by Avigen at the request of BVF and Biotechnology Value Fund II, L.P., scheduled to take place on March 27, 2009.

BVF STRONGLY ADVISES ALL STOCKHOLDERS OF AVIGEN TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.